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                                                                    Exhibit 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE
---------------------


CONTACT:
Jeffrey A. Brodsky                               Debra Berliner
President and CEO of NTL Europe, Inc.            G.S. Schwartz & Co.
914-921-1800                                     212-725-4500


                 NTL EUROPE DECLARES DIVIDEND ON PREFERRED STOCK

Rye, NY, November 26, 2003 - NTL Europe, Inc. (NTEU.PK) announced today that on November 25, 2003 its Board of Directors approved a semi-annual dividend of $2.50 per share on the Company's 10% Fixed Coupon Redeemable Preferred Stock, Series A (NTEUP.PK). The Company has approximately 6,864,000 shares of preferred stock outstanding so the aggregate dividend will be approximately $17,160,000. The record date for the dividend on the preferred stock will be December 15, 2003 and the payment date will be December 31, 2003.

The Company anticipates that this distribution will not be treated as a taxable dividend for U.S. federal income tax purposes. That anticipated tax treatment is based upon the Company's expectation that it will not have an earnings or profits for the year ended December 31, 2003. Holders of the Company's preferred stock are advised to consult their own tax advisors regarding the tax treatment of the distribution to their own particular circumstances.

Despite the fact that the Company is paying this dividend, there is no requirement under the Company's charter to pay any future dividends on the preferred stock and there is no assurance that the Company will pay any future dividends.

For further information, please visit the Company's web site at www.ntleurope.com.

This press release contains forward-looking statements. The statements regarding NTL Europe, Inc. contained in this report that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to NTL Europe that could cause such material differences are identified and discussed from time to time in NTL Europe's filings with the Securities and Exchange Commission.

NTL Europe undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure NTL Europe makes on related subjects in future reports to the SEC.